Exhibit 99.1

McMoRan Exploration Co. Updates

Gulf of Mexico Drilling and Completion Activities

-Successful Production Test at Hurricane Discovery & Initial Production at Minuteman Discovery

-Positive Drilling Results at West Cameron Block 43 and Blueberry Hill Prospects

NEW ORLEANS, LA, March 1, 2005 – McMoRan Exploration Co. (NYSE: MMR) announced today an update of its Gulf of Mexico drilling and production activities and progress to establish its Main Pass Energy HubTM liquefied natural gas project.

    McMoRan announced a successful production test on the Hurricane Upthrown discovery on South Marsh Island Block 217.  The production test indicated a gross flow rate of approximately 30 million cubic feet of natural gas per day (Mmcf/d), 1,500 barrels of oil per day (total of approximately 39 Mmcfe/d, 9 Mmcfe/d net to McMoRan) on a 26/64ths choke.  Flowing tubing pressure was approximately 9,290 pounds per square inch (psi) at the end of the testing period with approximately 10,700 psi shut-in tubing pressure.  Initial production is expected in April 2005 from the same facilities being used to produce the JB Mountain and Mound Point discoveries.  This well is eligible for royalty relief on the first 5 Bcfe of gross production.  McMoRan’s net revenue interest will approximate 22.9 percent until 5 Bcfe is produced reverting to 19.4 percent thereafter.

    McMoRan also announced today that production has been established from the Minuteman discovery at Eugene Island Block 213 at an initial rate of approximately 17 Mmcfe/d, 5 Mmcfe/d net to McMoRan.  The well commenced production on February 25, 2005 at a gross flow rate of approximately 15 Mmcf/d of natural gas and 262 barrels of oil per day on an 11/64th choke with flowing tubing pressure of 14,720 pounds per square inch.  Production from the well is expected to be ramped up to a gross rate of 20-25 Mmcfe/d.  The well is being produced at McMoRan’s facilities at Eugene Island Block 215, seven miles away.  The Minuteman lease is eligible for royalty relief on the first 25 Bcf of natural gas production; consequently, McMoRan’s net revenue interest will approximate 29.8 percent until 25 Bcf gross is produced reverting to 24.3 percent thereafter.

    James R. Moffett and Richard C. Adkerson Co-Chairmen of McMoRan, said, “These production results demonstrate the capacity of our deep gas discoveries to flow at significant rates.  The presence of existing infrastructure in the immediate area of our exploration targets allows us to establish production from our discoveries quickly, providing growth in production and cash flows.  Our near-term production profile will be enhanced from the commencement of production from these discoveries.”

    As previously reported, the Hurricane Upthrown prospect was drilled to a total depth of 19,664 feet in January 2005 and logged approximately 205 gross feet of hydrocarbons in two Rob-L pay zones.  McMoRan has rights to approximately 7,700 gross acres in the Hurricane prospect area which is located offshore Louisiana in 10 feet of water.  The Minuteman by-pass well was drilled to 21,024 feet in 2004 and encountered a laminated sand section from 19,790 to 20,230 feet.  The well was sidetracked and wireline logs confirmed 60 gross feet of hydrocarbons with excellent porosity and permeability in the upper portion of the laminated sand section.  The Minuteman discovery is part of a prospect area covering 9,600 acres controlled by McMoRan.  McMoRan also controls approximately 10,000 additional acres in the immediate area surrounding the Minuteman prospect, which is located approximately 40 miles offshore Louisiana in 100 feet of water.

    McMoRan’s estimated production rate for the first quarter of 2005 is expected to approximate 15 Mmcfe/d and to increase in the second quarter as a result of production at Hurricane Upthrown and Minuteman, the anticipated restoration of oil production from Main Pass 299 and anticipated production from the previously reported reversionary interests sold in 2002.

GULF OF MEXICO EXPLORATION AND DEVELOPMENT ACTIVITIES

    McMoRan currently has six wells in progress including West Cameron Block 43, Blueberry Hill on Louisiana State Lease 340, Deep Tern C-1 take point at Eugene Island Block 193, Korn at South Timbalier Blocks 97/98, King Kong at Vermilion Blocks 16/17 and Delmonico in the Lake Sand Field area.

    McMoRan also announced today a discovery at the West Cameron Block 43 No. 3 exploratory well.  Wireline logs have indicated that the well has encountered three hydrocarbon bearing sands in the lower Miocene with a total gross interval in excess of 100 feet.  The well was drilled to a total depth of 18,800 feet.  McMoRan holds a 23.4 percent working interest in the West Cameron Block 43 well which is located in 30 feet of water, 8 miles offshore.  The West Cameron Block 43 lease is eligible for royalty relief on at least 15 Bcf of natural gas production; consequently, McMoRan’s net revenue interest will approximate 21.9 percent until 15 Bcf is produced reverting to 18.0 percent thereafter.  Following testing and completion of the well, operations will be suspended pending planning of additional drilling and development activities for this discovery.  West Cameron 43 is operated by Helis Oil and Gas Company of New Orleans, LA, on a prospect generated by Houston Energy, of Houston, TX, through a joint exploration alliance.

    The Blueberry Hill well at Louisiana State Lease 340, which commenced drilling on November 2, 2004, has been drilled to 23,903 feet.  Wireline logs indicated that the well encountered four potentially productive hydrocarbon bearing sands.  A 4-1/2” production liner has been run and cemented to protect the identified potential pay zones.  The drilling rig will be relocated to commence drilling of another McMoRan exploration prospect while the necessary 20,000-pound completion equipment for the anticipated high pressure well is procured.  Subsequently, completion and testing of the well will determine future plans for this prospect.  McMoRan operates Blueberry Hill, located seven miles east of the JB Mountain discovery and seven miles south southeast of the Mound Point Offset discovery.  McMoRan holds a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well.

    The discovery at West Cameron Block 43 and the potential discovery at Blueberry Hill would bring McMoRan’s success rate to six out of eleven prospects drilled and evaluated since inception of McMoRan’s exploration program with its private partner in 2004.

    The Deep Tern C-1 take point well commenced drilling on January 20, 2005 and is currently drilling below 15,900 feet towards a total depth of 17,100 feet.  The sidetrack operations are designed to encounter the Basal Pliocene gas reserves proven by 86 gross feet of hydrocarbon-bearing sands logged in the C-2 well in an effort to accelerate production from this interval.  McMoRan expects to commence production from the C-1 well by mid-year 2005.  McMoRan holds a 20.6 percent net revenue interest in the C-1 sidetrack and controls 17,500 acres in the Deep Tern area which is located approximately 50 miles offshore Louisiana in 90 feet of water.

    The Korn prospect at South Timbalier Blocks 97/98 commenced drilling on February 3, 2005, and is currently drilling below 10,000 feet.  The Korn well has a proposed total depth of 23,000 feet and is located in 60 feet of water.  McMoRan has an 18.8 percent working interest and a 15.4 percent net revenue interest in the well.

    The King Kong prospect at Vermilion Block 16/17 commenced drilling on February 20, 2005, and is currently drilling below 1,300 feet.  The King Kong well has a proposed total depth of 19,500 feet and is located in 12 feet of water.  McMoRan has a 40.0 percent working interest and a 29.2 percent net revenue interest in the well.

    A rig is being moved to the Delmonico prospect in the Lake Sand Field area and drilling is expected to commence imminently.  The Delmonico well has a proposed total depth of 19,000 feet and is located in 10 feet of water.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in the well.

    McMoRan currently has rights to approximately 250,000 gross acres and continues to identify prospects to be drilled on its lease acreage position.  McMoRan is also actively pursuing opportunities through its exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

    In January 2005, the Caracara well at Vermilion Blocks 227/228 reached a total depth of 17,454 feet and was evaluated to be nonproductive.  The well has been plugged and abandoned.  Accounting rules require that costs incurred during a reporting period on any in-progress well that is determined to be nonproductive following the end of a reporting prior but prior to the filing of that period's financial statements with the Securities and Exchange Commission to be charged to expense.   Accordingly,  McMoRan will report in its financial statements included in its 2004 Form 10-K a $3.8 million charge to exploration expense for the costs incurred on the Caracara well through December 31, 2004, and will report a $1.2 million charge to expense in its first-quarter 2005 results for the drilling costs incurred during 2005 on the Caracara prospect.

	Working Interest	Net Revenue Interest	Water Depth	Proposed Total Depth	Spud Date
In-Progress Wells
Louisiana State Lease 340 “Blueberry Hill”	35.3%	24.2%	10'	23,900'	November 2, 2004
West Cameron Block 43 *	23.4%	18.0%	30'	18,800'	November 6, 2004
Eugene Island Block 193 "C-1 Sidetrack"	26.7%	20.6%	90'	17,100'	January, 20 2005
South Timbalier Blocks 97/98 “Korn” *	18.8%	15.4%	60'	23,000'	February 3, 2005
Vermilion Blocks 16/17 “King Kong”	40.0%	29.2%	12'	19,500'	February 20, 2005
Lake Sand Field “Delmonico”	25.0%	18.8%	10'	19,000'	First-Quarter 2005

* Eligible for Deep Gas Royalty Relief under current Minerals Management Service guidelines.  Depending upon applicability of the royalty relief eligibility criteria, each of the leases on which these wells are located could be eligible for royalty relief up to 25 Bcf.  McMoRan’s net revenue interest would increase during the royalty relief period for eligible leases.

MAIN PASS ENERGY HUBTM STATUS

    McMoRan is working with the United States Coast Guard to advance its license application for the Main Pass Energy HubTM (MPEHTM) project, located offshore in the Gulf of Mexico in 210 feet of water.  As previously reported, in the first quarter of 2004 we filed an application under the U.S. Deepwater Port Act for the establishment of the MPEHTM.  On June 9, 2004, our application was deemed complete.  The Deepwater Port Act provides a 330-day review period for the United States Coast Guard, spanning from the date the application is deemed complete to the date the Coast Guard records a decision on the project license.  In August 2004, the Coast Guard held its first of three public hearings on the proposal and the project received strong community support.  In September 2004, the Coast Guard requested additional information and temporarily suspended the 330-day clock to allow the additional information to be submitted and reviewed.  We have provided the additional information requested by the Coast Guard which will enable the Coast Guard to consider resumption of its review period.  We expect a positive decision on the application in 2005.

    The terminal would be capable of initially receiving LNG and conditioning 1 Bcf per day of natural gas.  The use of existing facilities provides significant cost advantages and their offshore location near established shipping lanes is advantageous.  Additional investments are being considered to develop significant onsite cavern storage for natural gas in the large salt dome structure at this site and for pipeline connections to deliver gas from Main Pass to markets in the United States.  The proximity of the proposed project to major natural gas markets and the availability of on-site salt dome cavern storage provide a potential opportunity to expand the project beyond a typical LNG receiving facility to provide an opportunity for substantial additional values for our proposed project.  Designs include 28 Bcf of initial cavern storage availability and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day.

    We are continuing discussions with potential LNG suppliers in the Atlantic Basin and natural gas consumers in the United States to develop commercial arrangements for the facilities.  In connection with our discussions with potential LNG suppliers, McMoRan and its exploration venture partner are also considering potential opportunities to participate in oil and gas exploration and production opportunities in the Caribbean Basin as an extension of our proposed LNG terminal activities.

    McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and “www.mpeh.com”.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration, development and production activities and our potential MPEHTM project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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